JOHN HANCOCK INVESTMENT TRUST

Establishment and Designation of

New Series and New Share Classes

of Beneficial Interest of

John Hancock Enduring Equity Fund,

John Hancock Seaport Fund, and

John Hancock Small Cap Core Fund

It is hereby stated:

1.      This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on December 21, 1984 under the name Commerce Income Shares.

2.      The present name of the business trust is John Hancock Investment Trust (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3.      The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, established and designated a new series, John Hancock Enduring Equity Fund, with the following share classes:  Class A, Class I, Class NAV and Class R6.

4.      The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, established and designated a new series, John Hancock Seaport Fund, with the following share classes:  Class A, Class I, Class NAV and Class R6.

5.      The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, established and designated a new series, John Hancock Small Cap Core Fund, with the following share classes:  Class A, Class I and Class NAV.

6.      The following is a copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on December 16-18, 2013 to establish and designate the above series and classes of shares of the series, and that such resolutions have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that, in accordance with Article V, Sections 5.1 and 5.11 of the Declaration of Trust, as may be amended or restated, the Trustees hereby establish and designate the additional series of shares and additional classes thereof listed below, as described at the meeting, with such series of shares and classes thereof to have the rights and preferences set forth in the Declaration of Trust of the Trust and to be as described in the prospectuses and statement of additional information to be included in the Trust’s registration statements on Form N-1A; and

FURTHER RESOLVED, that the officers of the Trust be, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Trust, to take all action and execute all documents which any one or more of them may deem to be necessary or appropriate to effectuate the foregoing resolution and to carry out the purposes thereof.

Series of Shares	Share Classes
John Hancock Small Cap Core Fund	Class NAV, Class A, Class I
John Hancock Seaport Fund	Class NAV, Class A, Class I, Class R6
John Hancock Enduring Equity Fund	Class NAV, Class A, Class I, Class R6

 IN WITNESS WHEREOF, I have affixed my signature this 18th day of December, 2013.

                                                                                    JOHN HANCOCK INVESTMENT TRUST

                                                                                    /s/ Nicholas K. Kolokithas

                                                                                    Nicholas J. Kolokithas

                                                                                    Assistant Secretary